EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Berkshire Hills Bancorp., Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	1,800,000(3)	$24.395	$43,911,000	0.0000927	$4,071
Total Offering Amounts							$$4,071
Total Fee Offsets							$0.00
Net Fee Due							$4,071

___________________________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Berkshire Hills Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $24.395 per share, the average of the high and low prices of the Company’s common stock as reported on the New York Stock Exchange on June 17, 2022.

(3)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any grants of stock options, restricted stock and restricted stock units.

Table 2: Fee Offset Claims and Sources
N/A